                                 (99.2) Exhibit B to Schedule 13D
                                 Dated November 9, 1995.


                            DRAFT OF NOVEMBER 7, 1995

                            STOCK PURCHASE AGREEMENT



                                 ______________, 1995

                           TABLE OF CONTENTS


          1.     PURCHASE AND SALE OF BALBOA SHARES.          2
               1.1     Agreement to Purchase and Sell         2
               1.2     Closing                                2
               1.3     Purchase Price                         2
               1.4     Reimbursement For Expenses             3

          2.     REPRESENTATIONS AND WARRANTIES OF SELLER     3
               2.1     Organization/Good Standing             3
               2.2     Authority                              3
               2.3     Binding Obligation of Seller           3
               2.4     Title to the Balboa Shares             3
               2.5     Expense Reimbursement Schedule         4
               2.7     Compliance                             4
               2.8     Subsidiaries                           4
               2.9     Brokers and Finders                    4
               2.10     Proxy Statement/Schedule 13(D)        4
               2.11     Permits                               5
               2.12     Litigation                            5
               2.13     Accuracy of Information               5
               2.14     Investment Intent                     5
               2.15     Reliance Upon Seller's Representations6
               2.16     Receipt of Information                6
               2.17     Restricted Securities                 6
               2.18     Investment Experience                 6
               2.19     Accredited Investor                   7
               2.20     Legend on Note                        8

          3.     REPRESENTATIONS AND WARRANTIES OF PURCHASER  8
               3.1     Organization/Good Standing             8
               3.2     Authority                              8
               3.3     Binding Obligation of Purchaser        8
               3.4     Compliance                             9
               3.5     Subsidiaries                           9
               3.6     Brokers and Finders                    9
               3.7     Proxy Statement/Schedule 13(D)         9
               3.8     Permits                               10
               3.9     Litigation                            10
               3.10     Accuracy of Information              10

          4.     COVENANTS OF SELLER                         10
               4.1     Negative Covenants                    10
               4.2     Compliance, Consents and Approvals    11
               4.3     Negotiations                          11


          5.     COVENANTS OF PURCHASER                      11
               5.1     Negative Covenants                    11
               5.2     Compliance, Consents and Approvals    11

          6.     CONFIDENTIALITY                             12

          7.     CONDITIONS OF CLOSE WITH RESPECT TO SELLER  12
               7.1     Representations, Warranties and
                       Covenants of Purchaser                12
               7.2     Obligations and Conditions of
                       Purchaser                             12
               7.3     Consents and Approvals/Qualifications 12
               7.4     No Violation of Orders, Etc.          12
               7.5     Purchase Price                        13
               7.6     Certificate of Good Standing          13

          8.     CONDITIONS OF CLOSE WITH RESPECT TO
                 PURCHASER                                   13
               8.1     Representations, Warranties and
                       Covenants of Seller                   13
               8.2     Obligations and Conditions of Seller  13
               8.3     Consents and Approvals/Qualifications 13
               8.4     Proceedings and Documents             13
               8.5     No Violation of Orders, Etc.          13
               8.6     Consummation of Plan of Merger        14
               8.7     Elements of Financing                 14
               8.8     Dealer Participation                  14
               8.9     Approval of Big O ESOP                14
               8.10     Certificate of Good Standing         14
               8.11     Approval by Board of Directors
                        of Company                           14
               8.12     Shareholder Approval                 15

          9.     INDEMNIFICATION                             15
               9.1     Indemnification By Seller             15
               9.2     Indemnification By Purchaser          15
               9.3     Notice of Asserted Liability          15
               9.4     Survival                              16

          10.     MISCELLANEOUS PROVISIONS                   16
               10.1     Survival of Representations,
                        Covenants and Warranties             16
               10.2     Successors and Assigns               16
               10.3     Governing Law                        16
               10.4     Counterparts                         16
               10.5     Expenses                             16
               10.6     Notices                              16
               10.7     Entire Agreement                     17
               10.8     Waivers, Amendments and Remedies     17
               10.9     Severability                         17
               10.10     Headings/Recitals/Exhibits          17
               10.11     Knowledge                           17
               10.12     Necessary Action                    18
               10.13     Time                                18
               10.14     Attorneys' Fees                     18
               10.15     California Corporate Securities Laws18

                     STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of
__________, 1995,
between BALBOA INVESTMENT GROUP, L.P., a California limited

                                      - 2 -
partnership
("Seller"), KENNETH W. PAVIA, SR., its general partner ("Balboa
General
Partner") and Big O Tire Dealers, L.P., a California limited partnership to be formed ("Purchaser").

                           RECITALS

          A. Seller owns and holds three hundred nine thousand five hundred
(309,500) shares of common stock (the "Balboa Shares") of the Big O Tires, Inc., a Nevada corporation ("Company"), par value ten cents ($.10) per share, which
Balboa Shares represent approximately nine and two tenths percent
(9.2%) of all
the issued and outstanding shares of common stock of Company.

     B. Purchaser has elected to participate in the possible acquisition of
Company by and through an entity whose principals may (subject to certain conditions precedent, as shall hereinafter be set forth) be comprised of certain members of the Company's current senior management ("Big O Management"), certain participants in the Company's employee stock ownership plan ("Big O ESOP"), and
Purchaser (collectively, the "Holding Company"). Purchaser is required to make an equity contribution to the Holding Company in exchange for the issuance of stock of the Holding Company. In order to make such equity contribution
Purchaser is intending to borrow funds from various sources
("Equity
Financing"), including acquiring shares of Company Stock by way of giving a secured promissory note to certain existing shareholders of the Company and rolling over such shares into the Holding Company. In connection with the foregoing, Purchaser desires, upon the occurrence, fulfillment and satisfaction of certain conditions precedent as shall hereinafter be set forth, to purchase and acquire the Balboa Shares. The Holding Company has entered into an
Agreement and Plan of Merger with the Company, a copy of which is attached hereto as EXHIBIT A (the "Merger Agreement").

     C. Each limited partner of Purchaser that owns one or more duly franchised Big O Tire Retail Stores (individually, a "Dealer," collectively,
"Dealers") is required to execute a purchase commitment agreement with Company whereby each such Dealer agrees to purchase a minimum number of tire units from
Company for a six and one quarter (6.25) year period commencing as of the date of the consummation of the Merger pursuant to the Merger

                                      - 3 -
Agreement (the
"Purchase Commitment"). In connection therewith, during the term of the
Purchase Commitment, each such Dealer is required to make a mandatory additional capital contribution to purchase equal to One Dollar ($1.00) for each tire unit purchased from Company (the "Tire Contribution").

     D. Subject to the terms an conditions as shall hereinafter be set forth, Seller is willing to transfer and convey the Balboa Shares to Purchaser.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     AGREEMENT

1.     PURCHASE AND SALE OF BALBOA SHARES.

     1.1 Agreement to Purchase and Sell. On the "Closing Date" (as defined in SECTION 1.2 below), and upon the terms and subject to each and every condition precedent set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver the Balboa Shares to Purchaser or its designee and
Purchaser shall purchase, acquire and accept the Balboa Shares from Seller.

     1.2 Closing. Seller and Purchaser intend that the "Closing Date" of the purchase and sale of the Balboa Shares shall take place at the Offices of
Gibson, Dunn & Crutcher, 1801 California Street, Suite 4200,
Denver, Colorado,
80202, on the date upon which the plan of merger pursuant to the terms of the
Merger Agreement shall have been fully and completely consummated or at such other time, place, and date as the parties hereto shall agree in writing
("Closing Date"). Provided further, it is expressly understood and agreed by
Seller and Purchaser that the Closing Date shall not occur unless and until
(1) the plan of merger pursuant to the Merger Agreement is fully and completely consummated and (2) each and every condition precedent set forth in SECTIONS 7 and 8 of this Agreement shall have been satisfied and fulfilled or waived by the party who holds such waiver right. On the Closing Date, Seller shall transfer and convey to the Purchaser the Balboa Shares.

     In the event the Closing Date does not occur on or before February 28,
1996, and the parties have not otherwise agreed in writing to extend the Closing
Date, this Agreement shall be null and void and have no further force and effect, except that the provisions of SECTIONS 6, 9, and 10 shall

                                      - 4 -
survive such
termination. Provided that, to the extent any provision of this Agreement is required to survive for purposes of the indemnification obligations of each party to the other pursuant to the provisions of SECTION 9 hereof, such provisions shall survive such termination. Provided further, such termination shall not relieve any party of its liability for any misrepresentation, default or breach of this Agreement.

     1.3     Purchase Price.  The Purchase Price for the Balboa
Shares
("Purchase Price") shall be the sum of
____________________________________________ Dollars ($_________)
(which
represents ________________________________________ (_______)
shares at _______
Dollars ($__) per share) which shall be paid by Purchaser to Seller at the
Closing Date as follows:

          1.3.1          Purchaser shall pay to Seller in cash or
equivalent,
the sum of _________________________________________________
Dollars
($_________) (the "Cash Portion") (which represents ________________________________________ (_______) shares times
___________
Dollars ($_____) per share) which Cash Portion shall, at the election of
Purchaser be paid (1) as part of the "Merger Consideration" (as such term is defined in Section 1.5(a) of the Merger Agreement) or (2) by Purchaser simultaneously with the consummation of the plan of merger pursuant to the
Merger Agreement (as specified in Section 1.3 of the Merger
Agreement).

          1.3.2 The balance of the Purchase Price in the sum of
__________________ _____________________ Dollars ($_______) along with the
"Reimbursement" (as defined in SECTION 1.4 below) shall be paid pursuant to the terms of a secured promissory note in the form attached hereto as EXHIBIT B (the
"Note"). The Note shall be fully amortized over a six (6)-year period, commencing immediately following the Closing Date. Interest on the unpaid principal shall bear interest at the rate of ______ percent (__%) per annum, and the Note shall be payable in seventy-two (72) equal monthly installments over the six (6)-year amortized term commencing on the first day of the month following the Closing Date and on the first day of each and every month thereafter during the amortized period. The Note shall be secured by Purchaser

                                      - 5 -
granting Seller a security interest in that portion of Purchaser's shareholding in the Holding Company in the same ratio as the total sum of the note bears to the total of Purchaser's Equity Financing; and by Purchaser assigning as collateral that portion of the aggregate of the Dealers Purchase Commitments in the same ratio as the total sum of the note bears to the total of Purchaser's
Equity Financing pursuant to the terms of the Security Pledge Agreement in the form attached hereto as EXHIBIT C. Purchaser will take all necessary steps to perfect the security interest as granted and assign as collateral said portion of the Purchasing Commitments.

     1.4 Reimbursement For Expenses. As separate and independent consideration for expenses incurred by Seller in putting together proposals for certain shareholder actions and resolutions to the shareholders of the Company in 1993 and 1994 by way of proxy solicitations and related actions, which included proposals that the Company explore all alternatives to enhance the value of the Company, Purchaser hereby agrees to reimburse Seller for such expenses incurred by it in accordance with the schedule ("Reimbursement
Schedule") attached hereto as EXHIBIT D up to a maximum reimbursement in the sum of _____________________________ Dollars ($_______) (the
"Reimbursement");
provided that such obligation to reimburse Seller for such expenses are subject to and contingent upon and shall not be payable unless and until the consummation of the transaction contemplated by this Agreement and the consummation of the plan of merger contemplated by the Merger Agreement. The payment for such expenses shall be added to the Note and payable in accordance with the terms thereof.

2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that each and every statement contained in this SECTION 2 is correct an complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     2.1     Organization/Good Standing.     Seller is a
California limited
partnership, duly organized, validly existing and in good standing under the laws of the State of California, has all requisite partnership power to own and operate its properties and assets and to carry on its business as it is now

                                      - 6 -
being conducted. Seller has the full right, power and authority and all partnership and related action has been taken as shall be necessary and required to consummate the transactions contemplated hereby.

     2.2     Authority.     Kenneth Pavia, Sr., as the general
partner of
Seller, has the full power, authority and capacity to sign and deliver this
Agreement and to take all necessary action on behalf of Seller as shall be necessary and required to consummate the transactions contemplated hereby.

     2.3 Binding Obligation of Seller. This Agreement constitutes the legally binding obligation of Seller in accordance with the terms and provisions hereof, subject as to its enforceability to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or effecting creditors' rights, generally and to the general principals of equity.

     2.4 Title to the Balboa Shares. Seller owns and holds the Balboa
Shares beneficially and of record, free and clear of any liens, claims, encumbrances or restrictions of any kind or nature whatsoever and, upon delivery of and payment of the Purchase Price for the Balboa Shares as herein provided,
Seller shall convey to Purchaser valid title thereto, free and clear of any liens, claims, security interests, encumbrances or restrictions of any nature or description.

     2.5     Expense Reimbursement Schedule.  The Expense
Reimbursement Schedule
accurately reflects the expenses described in Section 1.4 hereof so incurred by
Seller.

     2.6 No Preemptive or Other Rights. No person has any right of first refusal, any preemptive or other rights and there are no rights or restrictions under the terms and provision of Seller's partnership agreement or otherwise which would prohibit, preclude or otherwise affect the sale and transfer of the
Balboa Shares to Purchase as contemplated by the terms and provisions of this
Agreement.

     2.7 COMPLIANCE. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby, nor compliance by Seller with respect to any of the provisions hereof will:

                                      - 7 -
(1) violate, conflict with or result in the breach of any provision of, or constitute a default (or an event which with notice or lapse of time are both would constitute a default) under, or result in the termination of, or accelerate the performance by, or result in a right of termination or acceleration under, or result in a creation of any liens, security interest, charge or encumbrance upon any of the properties or assets of Seller, under any of the terms or provisions of (i) the partnership agreement of Seller or
(ii) any material note, bond, mortgage, indenture, deed of trust, license, lease agreement, executory contract or arrangement or other instrument or obligation to which Seller is a party or to which it or any of its properties or assets may be otherwise subject or bound; or (2) subject to Seller's obligations to take all necessary steps to comply with the statutes or regulations referred to in the last sentence of this paragraph, violate any judgment, ruling, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of its respective properties or assets. Other than in connection with Seller's obligation to comply with the provisions of the Revised Uniform Limited
Partnership Act of the State of California (the "RULPA"), the
Securities
Exchange Act of 1934, as amended, or any similar successor, federal statute and the rules and regulations thereunder, all as the same, shall be in effect from time-to-time ("Exchange Act"), the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time-to-time ("Securities Act"), the "take-over" or "blue sky" laws of the various states, the Hart-Scott-Rodino Antitrust
Improvement Acts of 1976 and the rules and regulations thereunder ("Hart-Scott-Rodino Act") and any required foreign regulatory approvals, no notice to, filing with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

     2.8 Subsidiaries. Seller does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Seller is not a participant in any joint venture, partnership, or similar arrangement.

     2.9 Brokers and Finders. Seller has not engaged any broker, finder or

                                      - 8 -
investment banker in connection with this Agreement or the transactions contemplated hereby.

     2.10 Proxy Statement/Schedule 13(D). None of the information supplied or to be supplied by Seller or any of its agents, representatives or affiliates for inclusion, or included or incorporated by reference in (a) any proxy statements filed by Company with the Securities and Exchange Commission (the
"Commission") or any amendment or supplement thereto, (b) any
Schedule 13(D) or
any amendment or supplement thereto filed by Seller, Purchaser, the Holding
Company or Company, or any of its agents, representatives or affiliates, or
(c) any other documents to be filed with the Commission, or any other regulatory agency in connection with the transactions contemplated hereby by Seller,
Purchaser, the Holding Company or Company, or any of its agents, representatives or affiliates, will, insofar as such Schedule 13(D) and documents relate to
Seller, its affiliates, agents and representatives, at the respective time such
Schedule 13(D) and documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 13(D) and any related documents required in connection with the transactions contemplated hereunder, will comply as to form and all material respects with the requirements of law insofar as such Schedule 13(D) and documents relate to
Seller, its affiliates, agents and representatives.

     2.11 Permits. Seller has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely effect
Seller's ability to perform its obligations under this Agreement; and believes it can obtain, without undue burden or expense, any similar authority. Seller is not in default under in any material respect under any such franchises, permits, licenses or similar authority.

     2.12 Litigation. There is no suit, action, proceeding or investigation pending or currently threatened against Seller or any of its affiliates, agents or representatives that questions the validity of this Agreement or any

                                      - 9 -
documents, instruments or ancillary agreements in connection therewith, or the right of Seller to sell and convey the Balboa Shares and enter into such agreements or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate in any material adverse change in the assets, business or property, prospects or financial condition of Seller, or in any material change in the current equity ownership of Seller. Seller is not a party, or to the best of its knowledge, named in any order, writ, injunction, judgment, or decree of any court, government agency or instrumentality. There is no action, suit or proceeding by Seller currently pending or that Seller currently intends to initiate.

     2.13 Accuracy of Information. Except to the extent of any subsequent correction or supplement with respect thereto prior to the date hereof, the written statements, certificates, schedules, lists or any other written information furnished by or on behalf of Seller to Purchaser in connection with this Agreement, when considered as a whole, do not contain and will not contain any untrue statement of any material fact; and do not omit or will not omit to state a material fact necessary in order to make the statements herein or therein in light of the circumstances in which they were made, not misleading.
Each document delivered by Seller to Purchaser is a true and complete copy of such document, unmodified except by another document delivered to Purchaser.
Notwithstanding the foregoing, a mere inclusion on any particular items of information or statement of fact and any such written information furnished by or on behalf of Seller in connection with this Agreement, even if coupled with a representation or warranty to the effect that such written information is inclusive of all material information or statements of fact with respect to the subject matter thereof, shall not, without more, give rise to any implication or constitute any admission that such particular items or statements are material.
Provided, however, Seller agrees to disclose to Purchaser any such material facts and information with respect to the foregoing within its knowledge.

     2.14 Investment Intent. With respect to the Note being given by
Purchaser to Seller as partial consideration for the Purchase
Price, Seller
hereby acknowledges, confirms and represents that in accepting

                                     - 10 -
the Note as
partial consideration for payment of the Purchase Price and for payment of the
Reimbursement, the Note is being acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and that Seller has no present intention of selling, assigning, transferring, conveying or granting any participation in or otherwise distributing the Note. Seller further acknowledges and confirms that it does not have any contract, undertaking, agreement or other arrangement with any person to sell, transfer, assign or grant participation to any such person or to any third party with respect to the Note.

     2.15 Reliance Upon Seller's Representations. Seller acknowledges and understands that the Note is not being registered under the Securities Act on the ground that the sale and transfer provided for in this Agreement with respect to the Note and the issuance of the Note hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and that the Purchaser's reliance on such exemption is predicated on Seller's representations as set forth herein.

     2.16 Receipt of Information. Seller believes that it has received all of the information it considers necessary or appropriate for deciding whether to accept the Note as partial consideration for the Purchase Price. Seller further represents that it has had an opportunity to ask questions, receive answers and information from the Purchaser regarding the business, assets and properties, prospects and financial condition of Purchaser and to obtain additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. The foregoing, however, does not limit or modify the representations and warranties of Purchaser provided in SECTION 3 of this Agreement, nor the right of Seller to rely upon such representations and warranties.

     2.17 Restricted Securities. Seller acknowledges and understands that in accepting the Note as partial consideration for the Purchase Price, the Note is characterized as "Restricted Securities" under applicable Federal securities laws, inasmuch as it is being acquired from Purchaser in a

                                     - 11 -
transaction not
involving a public offering and that under such laws and applicable regulations, such securities may be sold without registration under the Securities Act, only in limited circumstances. In this connection, Seller represents that it is familiar with Securities Exchange Commission Rule 144, as promulgated by the
Commission under the Securities Act as such Rule 144 may be amended from time to time or any similar successor rule that may be promulgated by the Commission, and understands the resale limitations imposed thereby and by the Securities
Act.

     2.18 Investment Experience. Seller represents that it is experienced in evaluating and investing in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acceptance of the Note as partial consideration for the Purchase Price. Seller further represents that it has not been organized for the purpose of entering into this transaction or otherwise agreeing to the terms of the purchase and sale of the Balboa Shares pursuant to the terms, conditions and provisions of this Agreement, without limitation, accepting the Note as partial consideration for the Purchase Price.

     2.19     Accredited Investor.

          2.19.1 The term "Accredited Investor" as defined in Rule 501(a) of
Regulation D of the Securities Act means:

               (a)     a person or entity who is a general
partner, director or
executive officer and/or executive officer, director or general partner of the general partner of Purchaser;

               (b) any bank as defined in Section 3(a)(2) of the Securities
Act or any savings and loan association or other institution as defined in
Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity, any broker or dealer register pursuant to
Section 15 of the
Exchange Act; any insurance company as defined in Section 2(13) of the
Securities Act; any investment company registered under the Investment Company
Act of 1940 or a business development company as defined in
Section 2(a)(48) of

                                     - 12 -
that Act; any Small Business Investment Company licensed by the U.S. Small
Business Administration under Section 301(c) or (d) of the Small
Business
Investment Act of 1958, any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of Five Million Dollars ($5,000,000); any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of
1974, if the investment decision is made by a plan fiduciary, as defined in
Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment advisor, or if the employee benefit plan has total assets in excess of Five Million Dollars ($5,000,000), or if a self-directed plan, with investment decisions made solely by persons that are
Accredited Investors;

               (c) any private business development company as defined in
Section 202(a)(22) of the Investment Advisors Act of 1940;

               (d)     any organizations described in Section
501(c)(3) of the
Internal Revenue Code, corporation, Massachusetts or similar business trust or partnership not formed for the specific purposes of acquiring the securities offered, with total assets in excess of Five Million Dollars ($5,000,000);

               (e)     any natural person who individual net
worth, or joint net
worth with that persons spouse at the time of its purchase exceeds One Million
Dollars ($1,000,000);

               (f) any natural person who had an individual income in excess of Two Hundred Thousand Dollars ($200,000) in each of the two most recent years or joint income with that person's spouse in excess of Three Hundred Thousand
Dollars ($300,000) in each of those years and has a reasonable expectation of reaching the same income level in the current year;

               (g) any trust with total assets in excess of Five Million
Dollars ($5,000,000), not formed for the specific purposes of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in such financial and business matters, that he/she is capable of evaluating the merits and risks of the prospective

                                     - 13 -
investment; or

               (h) any entity in which all the equity owners are Accredited
Investors.

          As used in SECTION 2.18.1, the term "net worth" means the excess of total assets over total liabilities. For the purpose of determining the person's net worth, the principal residence owned by an individual should be valued at the fair market value, including the costs of improvements, net of current encumbrances. As used in this SECTION 2.18.1, "income" means actual economic income, which may differ from adjusted gross income for income tax purposes. Accordingly, Seller should consider whether it should add any or all of the following items to its adjusted gross income for income tax purposes in order to reflect more accurately its actual economic income: any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh Retirement Plan and alimony payments.

          2.19.2 Seller further represents to Purchaser that it is an
Accredited Investor.

     2.20 Legend on Note. It is acknowledged, understood and agreed that the Note shall bear the following legends.

               (a)     "THESE SECURITIES HAVE NOT BEEN REGISTERED
UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD,
TRANSFERRED, ASSIGNED,
PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH
ACT, OR UNLESS
PURCHASER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE,
SATISFACTORY TO
PURCHASER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT
REQUIRED, OR UNLESS
SOLD PURSUANT TO RULE 144 OF SUCH ACT"; and

               (b)     Any legend required by the laws of the
State of
California or any other applicable state laws.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller that each and every statement contained in this SECTION 3 is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     3.1     Organization/Good Standing.  Purchaser is a
California limited

                                     - 14 -
partnership, duly organized, validly existing and in good standing under the laws of the State of California, has all requisite partnership power to own and operate its properties and assets and to carry on its business as it is now being conducted. Purchaser has the full power and authority and all partnership and related action has been taken as shall be necessary and required to consummate the transaction contemplated hereby.

     3.2     Authority.      Big O Tire Dealers of America, a
California
nonprofit mutual benefit corporation, as the general partner of Purchaser, has the full power, authority and capacity to sign and deliver this Agreement and to otherwise take all action on behalf of Purchaser as necessary and required to consummate the transactions contemplated hereby.

     3.3 Binding Obligation of Purchaser. This Agreement constitutes the legally binding obligation of Purchaser in accordance with the terms and provisions hereof, subject as to its enforceability to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or effecting creditors' rights, generally and to the general principals of equity.

     3.4 Compliance. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with respect to any of the provisions hereof will:
(1) violate, conflict with or result in the breach of any provision of, or constitute a default (or an event which with notice or lapse of time are both would constitute a default) under, or result in the termination of, or accelerate the performance by, or result in a right of termination or acceleration under, or result in a creation of any liens, security interest, charge or encumbrance upon any of the properties or assets of Purchaser, under any of the terms or provisions of (i) the partnership agreement of Purchaser or
(ii) any material note, bond, mortgage, indenture, deed of trust, license, lease agreement, executory contract or arrangement or other instrument or obligation to which Purchaser is a party or to which it or any of its properties or assets may be otherwise subject or bound; or (2) subject to Purchaser's obligation to take all necessary steps to comply with the statutes or regulations referred to

                                     - 15 -
in the last sentence of this paragraph, violate any judgment, ruling, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its respective properties or assets. Other than in connection with
Purchaser's obligation to comply with the provisions of the RULPA, the Exchange
Act, the Securities Act, the "take-over" or "blue sky" laws of the various states, the Hart-Scott-Rodino Act and any required foreign regulatory approvals, no notice to, filing with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary for the consummation by
Purchaser of the transactions contemplated by this Agreement.

     3.5 Subsidiaries. Purchaser does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity; except that some or all of the limited partners of Purchaser are members of the general partner of Purchaser which is a trade organization comprised of duly franchised retail Big O Tire Store Dealers and formed for the purpose of protecting and advancing their common business interests on a united basis. Purchaser is not a participant in any joint venture, partnership, or similar arrangement.

     3.6 Brokers and Finders. Purchaser has not engaged any broker, finder or investment banker in connection with this Agreement or the transactions contemplated hereby, except for the engagement of KPMG Peat Marwick LLP ("KPMG") pursuant to those certain letter agreements dated October 18, and 19, 1994, and
May 11, 1995.

     3.7 Proxy Statement/Schedule 13(D). None of the information supplied or to be supplied by Purchaser or any of its agents, representatives or affiliates for inclusion, or included or incorporated by reference in (a) any
(if required) proxy statements filed by the Company with the Commission or any amendment or supplement thereto, (b) any Schedule 13(D) or any amendment or supplement thereto by Purchaser, Seller, the Holding Company or the Company, or any of its agents, representatives or affiliates, or (c) any other documents to be filed with the Commission, or any other regulatory agency in connection with the transactions contemplated hereby by Seller, Purchaser, the Holding Company or the Company, will, insofar as such Schedule 13(D) and documents relate to

                                     - 16 -
Purchaser, its affiliates agents and representatives, at the respective time such Schedule 13(D) and documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 13(D) and any related documents required in connection with the transactions contemplated hereunder, will comply as to form and all material respects with the requirements of law insofar as such Schedule 13(D) and documents relate to
Purchaser, its affiliates, agents and representatives.

     3.8 Permits. Purchaser has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, lack of which could materially and adversely effect Purchaser's ability to perform its obligations under this Agreement and believes it can, if required in order to perform its obligations hereunder, obtain, without undue burden or expense, any similar authority. Purchaser is not in default under in any material respect under any such franchises, permits, licenses or similar authority.

     3.9 Litigation. There is no suit, action, proceeding or investigation pending or currently threatened against Purchaser or any of its affiliates, agents or representatives that questions the validity of this Agreement or any documents, instruments or ancillary agreements in connection therewith, or the right of Purchaser to enter into such agreements or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate in any material adverse change in the assets, business or properties, prospects or financial condition of Purchaser, or in any material change in the current equity ownership of Purchaser. Purchaser is not a party, or to the best of its knowledge, named in any order, writ, injunction, judgment, or decree of any court, government agency or instrumentality. There is no action, suit or proceeding by Purchaser currently pending or that
Purchaser currently intends to initiate.

     3.10 Accuracy of Information. Except to the extent of any subsequent correction or supplement with respect thereto prior to the date hereof, the

                                     - 17 -
written statements, certificates, schedules, lists or any other written information furnished by or on behalf of Purchaser to Seller in connection with this Agreement, when considered as a whole, do not contain and will not contain any untrue statement of any material fact; and do not omit or will not omit to state a material fact necessary in order to make the statements herein or therein in light of the circumstances in which they were made, not misleading.
Each document delivered by Purchaser to Seller is a true and complete copy of such document, unmodified except by another document delivered to Seller.
Notwithstanding the foregoing, a mere inclusion on any particular items of information or statement of fact and any such written information furnished by or on behalf of Purchaser in connection with this Agreement, even if coupled with a representation or warranty to the effect that such written information is inclusive of all material information or statements of fact with respect to the subject matter thereof, shall not, without more, give rise to any implication or constitute any admission that such particular items or statements are material.
Provided, however, Purchaser agrees to disclose to Seller any such material facts and information with respect to the foregoing within its knowledge.

4. COVENANTS OF SELLER. Seller hereby covenants and agrees as follows:

     4.1 Negative Covenants. During the period commencing as of the date of this Agreement and ending on the Closing Date, except as otherwise expressly provided herein, Seller shall not (1) take any action to amend or otherwise modify its partnership agreement in a manner which would cause it to be unable to perform or otherwise carry out its obligations under this Agreement; (2) issue, grant, sell or enter into any options, warrants, agreements, conversion rights, rights of first refusal, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire the Balboa Shares; (3) create any material lien, charge, security interest, claim or encumbrance upon any of the Balboa
Shares; (4) deed, sell, transfer, assign, license or otherwise dispose of any of the Balboa Shares; or (5) otherwise take any action which would materially effect its ability to perform its obligations under this Agreement.

     4.2     Compliance, Consents and Approvals.  Seller shall

                                     - 18 -
(1) comply with
and obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities (including, without limitation, such compliances, consents, waivers, authorizations and approvals as necessary or required under the RULPA, the Exchange Act, the Securities Act, the "take over" or "blue sky" laws of the various states and the Hart-Scott-Rodino Act) and of all other persons, firms, partnerships, or corporations required in connection with the execution, delivery and performance by Seller of each and every term, condition and provision of this Agreement; and (2) diligently assist and cooperate with Purchaser in preparing and filing all documents required to be submitted by Purchaser to any governmental or regulatory authority in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Purchaser all information concerning Seller which, in the reasonable opinion of counsel to Purchaser, is required to be included into the documents) and in obtaining any governmental and regulatory authorities, consents, waivers, authorizations or approvals which may be required to be obtained by Purchaser in connection with the transactions contemplated by this Agreement.

     4.3 Negotiations. Following the execution of this Agreement by all parties hereto, Seller nor any one acting on behalf of Seller, shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to any person, firm, or other entity or group (other than Purchaser or its representatives) concerning any sale, assignment or transfer of the Balboa Shares or other similar transaction involving the Balboa
Shares. Seller agrees to promptly communicate to Purchaser any inquiries or communications concerning any transactions which it may receive or which it may become aware of.

5. COVENANTS OF PURCHASER. Purchaser covenants and agrees as follows:

     5.1 Negative Covenants. During the period commencing as of the date of this Agreement and ending on the Closing Date, except as otherwise expressly provided herein, Purchaser shall (1) not take any action to cause it to amend or otherwise modify its partnership agreement in a manner which would cause it to

                                     - 19 -
be unable to perform or otherwise carry out its obligations under this
Agreement; or (2) otherwise take any action which would materially effect its ability to perform its obligations under this Agreement.

     5.2     Compliance, Consents and Approvals.  Purchaser shall
(1) comply
with and obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities (including, without limitation, such compliances, consents, waivers, authorizations and approvals as necessary or required under the RULPA, the Exchange Act, the Securities Act, the "take over" or "blue sky" laws of the various states and the Hart-Scott-Rodino Act) and of all other persons, firms, partnerships or corporations required in connection with the execution, delivery and performance by Purchaser of each and every term, condition and provision of this Agreement; and (2) diligently assist and cooperate with Seller in preparing and filing all documents required to be submitted by Seller to any governmental or regulatory authority in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Seller all information concerning Purchaser which, in the reasonable opinion of counsel to Seller, is required to be included into the documents) and in obtaining any governmental and regulatory authorities, consents, waivers, authorizations or approvals which may be required to be obtained by Seller in connection with the transactions contemplated by this Agreement.

6. CONFIDENTIALITY. Seller and Purchaser acknowledge the terms and provisions of the confidentiality letter agreement attached hereto as EXHIBIT F
(the "Confidentiality Letter Agreement") entered into by and between the General
Partner of Seller and the general partner of Purchaser, reaffirm same, and agree to be fully bound thereby; and further agree that the terms and provisions of this Agreement shall be included within the meaning of "Information" as defined in the Confidentiality Letter Agreement. For purposes of this Agreement, the term "Party" under the Confidentiality Letter Agreement shall be deemed to include Seller and Purchaser. In connection with the foregoing, Seller and
Purchaser covenant and agree to treat and hold all Information contained in this
Agreement and in an exhibit, schedule, instrument, ancillary agreement or other

                                     - 20 -
document relating hereto, strictly confidential, except as expressly provided otherwise in the Confidentiality Letter Agreement; and further covenant and agree to consult and confer with each other and each of their respective counsel prior to issuing any public announcement or statement with respect to this
Agreement and the Plan of Merger contemplated by the Merger Agreement and any other matter relating to this Agreement.

7. CONDITIONS OF CLOSE WITH RESPECT TO SELLER. All obligations of Seller under this Agreement are subject to fulfillment, at or prior to the Closing Date of the following conditions, part or all of which may be waived by Seller only by written notice to Purchaser on or before the Closing Date.

     7.1 Representations, Warranties and Covenants of Purchaser. All representations, warranties and covenants made by Purchaser in this Agreement shall be true, correct and complete on and as of the Closing Date, the same effect as those such representations, warranties and covenants had been made on and as of the Closing Date.

     7.2 Obligations and Conditions of Purchaser. Purchaser shall have performed and complied with all covenants and obligations required by it under this Agreement on or prior to the Closing Date.

     7.3 Consents and Approvals/Qualifications. All compliances, consents, waivers, authorizations, permits, approvals or qualifications of any governmental authority or regulatory body of the United States or of every state
(including, without limitation, such Purchaser compliances, consents, waivers, authorizations, approvals and qualifications with respect to the RULPA, the
Exchange Act, the Securities Act, the "take-over" or "blue sky" laws of the various states and the Hart-Scott-Rodino Act as specified in
SECTION 5.3 hereof)
required in connection with the execution, delivery and performance of this
Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

     7.4 No Violation of Orders, Etc. There shall not be in effect on the
Closing Date any statute, rule or regulation to create executive order, preliminary or permanent injunction or other order issued, promulgated or enacted by any federal, state or local government, or regulatory authority or

                                     - 21 -
court which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby; and no action or proceeding before any federal, state or local court, or governmental or regulatory authority shall be instituted or threatened by any federal, state or local government or governmental or regulatory authority or by any other person, entity or organization which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement (including without limitation, the consummation of the proposed plan of merger pursuant to the terms and provisions of the Merger Agreement) or which challenges the validity or enforceability of this Agreement or any term or provision hereof.

     7.5 Purchase Price. Purchaser shall have delivered to Seller the
Purchase Price and the Reimbursement and all documents and instruments in connection therewith including, without limitation, the Note and the Security
Agreement.

     7.6 Certificate of Good Standing. Purchaser shall have delivered to
Seller certificates of partnership and tax good standing and legal existence of
Purchaser as of nor more than thirty (30) days prior to the Closing Date from the Secretary of State of California.

8. CONDITIONS OF CLOSE WITH RESPECT TO PURCHASER. All obligations of
Purchaser under this Agreement are subject to fulfillment, at or prior to the
Closing Date of the following conditions, part or all of which may be waived by
Purchaser only by written notice to Seller on or before the Closing Date.

     8.1 Representations, Warranties and Covenants of Seller. All representations and warranties and covenants made by Seller in this Agreement shall be true, correct and complete on and as of the Closing Date, the same effect as those such representations, warranties and covenants had been made on and as of the Closing Date.

     8.2 Obligations and Conditions of Seller. Seller shall have performed and complied with all covenants and obligations required by it under this
Agreement on or prior to the Closing Date.

     8.3 Consents and Approvals/Qualifications. All compliances, consents, waivers, authorizations, permits, approvals or qualifications of

                                     - 22 -
any
governmental authority or regulatory body of the United States or of every state
(including, without limitation, such Seller compliances, consents, waivers, authorizations, approvals and qualifications with respect to the RULPA, the
Exchange Act, the Securities Act, the "take-over" or "blue sky" laws of the various states and the Hart-Scott-Rodino Act as specified in
SECTION 4.3 hereof)
required in connection with the execution, delivery and performance of this
Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

     8.4 Proceedings and Documents. All corporate, partnership and other proceedings in connection with the transactions contemplated at the Closing
(including without limitation, consummation of the proposed plan of merger pursuant to the terms of the Merger Agreement) and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser's counsel, which counsel shall have received all such counterpart original or certified or other copies of such documents as he/she may reasonably request or require.

     8.5 No Violation of Orders, Etc. There shall not be in effect on the
Closing Date any statute, rule or regulation to create executive order, preliminary or permanent injunction or other order issued, promulgated or enacted by any federal, state or local government, or regulatory authority or court which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby; and no action or proceeding before any federal, state or local court, or governmental or regulatory authority shall be instituted or threatened by any federal, state or local government or governmental or regulatory authority or by any other person, entity or organization which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement (including without limitation, the consummation of the proposed plan of merger pursuant to the terms and provisions of the Merger Agreement) or which challenges the validity or enforceability of this Agreement or any term or provision hereof.

     8.6 Consummation of Plan of Merger. The consummation of all transactions necessary to consummate the plan of merger pursuant

                                     - 23 -
to the terms
and provisions of the Merger Agreement, as amended, including, without limitation, the satisfaction of each and every condition precedent set forth in
Article VI of the Merger Agreement.

     8.7 Elements of Financing. The Holding Company having obtained commitments for the required elements of financing in connection with the merger transaction contemplated under the terms and provisions of the Merger Agreement on terms and conditions satisfactory to the Holding Company in its sole discretion, including by way of example the following: (i) obtaining a commitment from a lender for the senior facility in the approximate sum of Forty
Million Dollars ($40,000,000); (ii) obtaining a commitment from a lender for a senior subdebt facility in the approximate sum of Ten Million Dollars
($10,000,000); (iii) Purchaser obtaining financing in the sum of Five Million
Dollars ($5,000,000) and having arranged to purchase and acquire shares of common stock of Company from other existing shareholders on negotiated terms by way of promissory notes substantially similar to the Note contemplated herein and cash and other property which promissory notes and cash and other property
(including the Note herein) total in the aggregate the sum of Five Million
Dollars ($5,000,000) for a total of Ten Million Dollars
($10,000,000); and
(iv) existing lenders, creditors and other obligees of the Company having agreed to the financial arrangements contemplated in connection with the proposed plan of merger pursuant to the terms and provisions of the Merger Agreement.

     8.8     Dealer Participation.  At least eighty-five percent
(85%) of the
Dealers shall have elected to participate in the Merger transaction contemplated under the terms and provisions of the Merger Agreement.

     8.9 Approval of Big O ESOP. The Big O ESOP shall have provided its approval as required by the terms of the governing documents of the Big O ESOP and applicable law of the proposed plan of merger contemplated under the terms and provisions of the Merger Agreement and the terms, provisions and conditions by which the Holding Company shall be formed, structured, operated and governed, including, without limitation, having obtained a fairness opinion and appropriate approval by the employees of the Company participating in the Big O

                                     - 24 -
ESOP; and that pursuant to the foregoing, holders of at least eighty percent
(80%) of the shares of Common Stock of the Company owned and held by the Big O
ESOP shall have elected to roll over their existing ESOP accounts into investments in securities of Holding Company pursuant to the terms and provisions of the plan of merger contemplated under the Merger Agreement.

     8.10 Certificate of Good Standing. Seller shall have delivered to
Purchaser certificates of partnership and tax good standing and legal existence of Seller as of no more than thirty (30) days prior to the Closing Date from the
Secretary of State of California.

     8.11     Approval by Board of Directors of Company.  The
Board of Directors
shall have approved the Holding Company's proposed plan of merger on terms and conditions satisfactory to the Holding Company, in its sole discretion.

     8.12 Shareholder Approval. The plan of merger pursuant to the terms and conditions of the Merger Agreement shall have been approved and adopted by the shareholders of the Company.

9.     INDEMNIFICATION.

     9.1 Indemnification By Seller. Seller agrees to and shall indemnify, protect, defend and hold harmless Purchaser from and against and in respect of any and all claims, losses, damages, costs, expenses, obligations, charges, recoveries, and deficiencies, including interest, penalties and reasonable attorneys' fees and other related expenses (collectively, the "Seller Claims") resulting from or arising out of or relating to any inaccuracy in or breach of any representation, warranty, covenant or agreement of Seller contained in this
Agreement or in any schedule, certificate, exhibit, attachment or other instrument furnished or to be furnished by Seller pursuant to the terms and provisions of this Agreement.

     9.2 Indemnification By Purchaser. Purchaser agrees to and shall indemnify, protect, defend and hold harmless Seller from and against and in respect of any and all claims, losses, damages, costs, expenses, obligations, charges, recoveries, and deficiencies, including interest penalties and reasonable attorneys' fees and other related expenses
(collectively, the

                                     - 25 -
"Purchaser Claims") resulting from or arising out of or relating to any inaccuracy in or breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any schedule, certificate, exhibit, attachment or other instrument furnished or to be furnished by
Purchaser pursuant to the terms and provisions of this Agreement.


     9.3 Notice of Asserted Liability. Promptly after receipt by any party hereto ("Indemnitee") of notice of any assertion of any claim where the commencement of any action against it in respect of which Indemnitee or reimbursement may be sought hereunder (an "Assertion"), such Indemnitee shall promptly give written notice (the "Claims Notice") to the other party obligated to provide indemnification pursuant to this SECTION 9 (the "Indemnitor") of the
Assertion, but failure to so notify the Indemnitor shall not relieve such
Indemnitor of its liability to the Indemnitee hereunder. Indemnitor shall be obligated to assume the defense of such Assertion at its own expense with counsel chosen by the Indemnitor in reasonably satisfactory to the Indemnitee.
Notwithstanding that the Indemnitor shall be obligated to assume the defense of any Assertion, Indemnitee shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such
Indemnitee but in such event the fees and expenses of such counsel shall be paid by such Indemnitee unless (i) Indemnitor shall agree to pay such fees and expenses, (ii) the Indemnitor shall have failed to assume the defense of such
Assertion and to employ counsel satisfactory to such Indemnitee or (iii) in the reasonable judgment of the Indemnitee, based upon the advice of its counsel, a potential conflict of interest may exist between the Indemnitor and the
Indemnitee with respect to such Assertion (in which case, such Indemnitee notifies the Indemnitor that such Indemnitee elects to employ separate counsel at the Indemnitor's expense, the Indemnitor shall not have the right to assume the defense of such Assertion on behalf of such Indemnitee. Notwithstanding anything to the contrary in this SECTION 9.3, the Indemnitor shall not, without the prior written consent of such Indemnitee, (a) settle or compromise any action or consent to the entering of any judgment which does not include as an unconditional term thereof the delivery by the claimant or

                                     - 26 -
plaintiff to such
Indemnitee of a duly executed written release of such Indemnitee from all liability in respect of such Assertion, which release shall be satisfactory in form and substance to counsel to such Indemnitee, or (b) settle or compromise any action in a manner that, in the sole judgment of such Indemnitee or its counsel, may materially and adversely affect such Indemnitee other than as a result of money damages or other money judgments.

     9.4 Survival. The indemnification, protection, defense and hold harmless obligations of the parties contained in this SECTION 9 shall survive the closing or other termination of this Agreement.

10.     MISCELLANEOUS PROVISIONS.

     10.1     Survival of Representations, Covenants and
Warranties.  The
respective representations, covenants and warranties of each of the parties to this Agreement shall survive the execution and delivery of this Agreement, and the closing or other termination of this Agreement.

     10.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.
Provided, however, that nothing contained in this Agreement, whether express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     10.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied.

     10.4 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one instrument.

     10.5 Expenses. Each party shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, accountants and other professional advisors.

                                     - 27 -
     10.6 Notices. Unless otherwise provided, all notices and othercommunications required or permitted under this Agreement shall be in writing and shall be mailed by U.S. first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such party may designate by ten (10) days advance notice to the other party:

          If to Purchaser:     Big O Tire Dealers, L.P.
                         c/o Richard P. Waxman, Esq.
                         Wendel, Rosen, Black & Dean
                         P.O. Box 2047
                         Oakland, CA  94604-2047

          With copy to:          WENDEL, ROSEN, BLACK & DEAN
                         P.O. Box 2047
                         Oakland, CA 94604-2047
                         Attn:  Richard P. Waxman, Esq.

          If to Seller:          Kenneth W. Pavia, Sr.
                         General Partner
                         Balboa Investment, L.P.
                         1101 East Balboa Blvd.
                         Newport Beach, CA 92661-1313

          With copy to:          Latham & Watkins
                         505 Montgomery Street, Suite 1900
                         San Francisco, CA 94111-2562
                         Attn:  Scott R. Haber, Esq.

All such notices and other written communication shall be effective on the date of mailing, facsimile transfer or delivery.

     10.7 Entire Agreement. This Agreement together with all schedules, exhibits, attachments, instruments and documents referred to herein constitute the entire agreement among the parties and neither party shall be liable or bound to the other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

     10.8 Waivers, Amendments and Remedies. This Agreement may be amended to, preceded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercise any right power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power

                                     - 28 -
or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive in any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement among the parties herein as to which there is no inaccuracy or breach).

     10.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be unenforceable in accordance with its terms.

     10.10 Headings/Recitals/Exhibits. The section headings in this
Agreement are solely for convenience of reference and do not affect the meaning or interpretation of this Agreement or any term or provision hereof. The recitals set forth in the introductory paragraphs hereof and each exhibit, schedule or other attachment referred to in this Agreement and attached hereto from an integral part of this Agreement are incorporated herein by this reference and made a part hereof.

     10.11 Knowledge. Where any representation, warranty or statement contained in this Agreement or in any certificate or document delivered in connection with this Agreement is expressly qualified to the knowledge of the person making such representation, warranty or statement, it shall mean the knowledge of such person actually possesses by having made a reasonable inquiry as to the matters which are the subject thereof.

     10.12 Necessary Action. Each of the parties will use its reasonable efforts to take all actions and to do all things as shall be necessary, proper or advisable to consummate and make effective the transactions contemplated by

                                     - 29 -
this Agreement.

     10.13     Time.  Time is of the essence of this Agreement.
     10.14     Attorneys' Fees.

          (a) If any action at law is necessary to enforce or interpret the terms of this Agreement and all exhibits, schedules, instruments and documents referred to herein, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

          (b) Attorneys' fees incurred by any party to this Agreement in enforcing any judgment, order or action brought to resolve any controversy arising under this Agreement shall be recoverable by the prevailing party. Such rights to recover postjudgment attorneys' fees shall be separate and distinct from the right to recover attorneys' fees pursuant to subsection
(a) above.  The
provisions of this paragraph 10.14(b) shall be severable from all provisions of this Agreement and shall survive any judgment and shall not be deemed merged into any judgment.

     10.15     California Corporate Securities Laws.  SALE OF THE
SECURITIES
WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED
WITH THE
COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE
ISSUANCE OF SUCH
SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE
CONSIDERATION FOR SUCH
SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL.  UNLESS THE
SALE OF
SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102
OR 25105 OF THE
CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS
AGREEMENT ARE
EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED,
UNLESS THE SALE IS
SO EXEMPT.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this
Agreement to be
executed as of the date first above written.

"SELLER"                             "PURCHASER

BALBOA INVESTMENT GROUP, L.P.        BIG O TIRE DEALERS, L.P.

                                     By: BIG O TIRE DEALERS OF
AMERICA
                                     Its: General Partner
By____________________________
  Kenneth W. Pavia, Sr.
  General Partner                    By__________________________
                                      Wesley Stephenson

                                     - 30 -
                                     Its: President

                       SECURITY AND PLEDGE AGREEMENT

     THIS SECURITY AND PLEDGE AGREEMENT (the "Agreement") is made as of this
____ day of ________________, 1995, is by and between BIG O
DEALERS, L.P., a
California limited partnership ("Pledgor"),  BALBOA INVESTMENT
GROUP, L.P., a
_______________ limited partnership (the "Secured Party") and
_____________________________ (the "Escrow Holder").

                                  RECITALS

     A. Pledgor is the maker under that certain promissory note of even date herewith in favor of Secured Party in the principal amount of ___________________________ Dollars ($_______) (the "Note").

     B. The note provides that the obligations of Pledgor under the Note are to be secured by a security interest in, and a pledge of a portion of Debtor's interest in BOTI Holdings, Inc., a Nevada corporation ("Holding
Company")

     NOW, THEREFORE, the parties hereto agree as follows:

                                 AGREEMENT

     In consideration of the foregoing recitals and agreements and undertakings set forth below, Secured Party and Pledgor agree as follows:

     1.     APPOINTMENT OF ESCROW HOLDER.  Pledgor and Secured
Party hereby
appoint Escrow Holder for the purposes set forth in this Agreement, and Escrow
Holder accepts such appointment on the terms and conditions set forth herein.

     2. SECURITY INTEREST. To secure the performance of all of the obligations of Pledgor under the Note, Pledgor hereby grants a security interest in and hereby deposits with Escrow Holder a certificate or certificates evidencing ________________ (__) of Pledgor's shares of common stock of Holding
Company owned and held by Pledgor (the "Pledged Shares") and a reasonable number of stock powers substantially in the form set forth in EXHIBIT A attached hereto, executed in blank with respect thereto, which shares and stock powers are to be held by the Escrow Holder for use in accordance with the terms and provisions of this Agreement. The Escrow Holder may, but need not, have the
Pledged Stock registered in its name, as Escrow Holder, pursuant

                                     - 31 -
to this
Agreement.

     3. OBLIGATIONS SECURED. Pledgor agrees that the security interest created hereby secures performance of Pledgor's obligations under the Note and all amendments, extensions, renewals and substitutions therefor or thereto.

     4. WARRANTIES AND OBLIGATIONS OF PLEDGOR. Pledgor hereby affirms, warrants, represents, covenants, and agrees as follows:

          4.1 Pledgor has full power and authority to execute and deliver and to perform and observe the provisions of this Agreement, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Pledgor of this Agreement have been duly authorized by all necessary corporate action required on its part. This Agreement will constitute a legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, subject to applicable bankruptcy and other laws for the relief of debtors.

          4.2 The execution, delivery and performance of this Agreement by
Pledgor will not result in a violation of its charter documents or any mortgage, deed of trust, indenture, material contract, instrument, agreement, judgment, decree, order, statute, law, rule or regulation to which Pledgor is subject, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time or both) a default under any such mortgage, deed of trust, indenture, material contract, instrument or agreement, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the respective properties or assets of Pledgor, except as contemplated by the provisions of this Agreement.

          4.3 Any consent, approval or authorization of or designation or filing with any governmental authority on the part of Pledgor which is required in connection with the security interest granted under this Agreement has been obtained or effected.

          4.4 Pledgor shall pay, perform or otherwise satisfy the Note, when the same shall become due, whether by acceleration or otherwise.

          4.5 The Pledged Shares are owned by Pledgor, free and clear of all

                                     - 32 -
liens, interests and encumbrances.

     5. WARRANTIES AND REPRESENTATIONS TO REMAIN IN EFFECT. Pledgor further warrants to Secured Party, and covenants and agrees with Secured Party, that all of those warranties and representations and agreements set forth in paragraph 4 hereof shall be in full force and effect until the Note has been paid in full.

     6. VOTING OF PLEDGED SHARES; DIVIDENDS. So long as no event of default exists hereunder Pledgor shall be entitled to vote the Pledged Shares in respect of any matters of business not constituting violations of this Agreement. Upon any default by Pledgor under the Note, Secured Party shall, in addition to any other remedies, be entitled at its option to vote all Pledged Shares held by
Escrow Holder until such time as the default is cured by payment of the amount in default. In connection therewith, Pledgor grants the Secured Party an irrevocable proxy to vote the Pledged Shares. Such proxy is coupled with an interest and shall remain in full force and effect until such time as the obligation under the Note is paid in full. All dividends declared and paid on the Pledged Shares during the existence of this Agreement shall be paid to the
Pledgor so long as Pledgor is not in default hereunder or under the Note. Upon any such default, Secured Party, in addition to any other remedies available, shall be entitled at its option to be paid and to retain all such dividends pro rata until such time as the default is cured.

     7. TERMINATION UPON FULL PAYMENT. When all sums of principal and interest due under all of the notes in the Series have been paid, all Pledged
Shares held by the Escrow Holder shall be delivered to Pledgor. Provided that, the Pledged Shares shall be released by the Escrow Holder only after written notice from the Secured Party or such other holder of the Note (or upon adequate proof submitted by the Pledgor) that payment of principal and interest has been made in full.

     8. EVENTS OF DEFAULT. An event of default shall be deemed to exist hereunder at any time when:

            (a) The Pledgor shall have failed to pay any payment due under the Note; or

            (b)     The Pledgor shall have (i) adopted a plan of

                                     - 33 -
dissolution or
partial liquidation or taken any steps towards such end; or (ii) been declared a bankrupt or insolvent; or (iii) made a general assignment for the benefit of creditors, or entered into an arrangement with any creditor; or
(iv) suffered
the appointment of a receiver by a court of competent jurisdiction; or (v) suffered a material detrimental loss of business or the occurrence of any event which would reasonably be expected to cause a substantial reduction in the value of the Pledged Shares; or (vi) caused or permitted the occurrence of any event or transaction which could reasonably be expected to have a substantial detrimental effect upon the value of the Pledged Shares.

     Upon the existence of an act of default Secured Party, at its option, may by written notice to Pledgor declare the Note immediately due and payable and may proceed to enforce its rights under this Agreement, as well as pursuing any other remedies at law or in equity.

     9. SALE OF PLEDGED STOCK ON DEFAULT/RETENTION. In the event of default by Pledgor of its obligations under the Note and without limiting the remedy or remedies therefor, Escrow Holder shall, subject to applicable law, attempt to sell, upon written instruction from Secured Party, after five (5) days written notice to Pledgor specifying the time and place of sale, so much of the Pledged
Shares as may be necessary to produce the sum required in order to pay the total amount then due under the terms of the Note. Said sale may be public or private in the sole discretion of the Secured Party or the Secured Party may elect, pursuant to applicable law, to retain the Pledged Shares in satisfaction of
Pledgor's obligations to Secured Party under the Notes.

     10. SALE PROCEEDS. In case of said sale, Escrow Holder shall deliver the Pledged Shares to the purchasers thereof and shall apply any and all monies or credits, including the proceeds of any such sale or sales, to the cost of sale, including reasonable attorneys' fees of the Escrow Holder, and the balance after such sale shall be credited against the amount due and owing under the
Note. Any sum remaining thereafter is to be delivered to Pledgor or to whomsoever may be lawfully entitled to receive such surplus. At any such sale, whether public or private, the holder of the Note or its/his/her representative shall have the right to purchase the property sold, or any part

                                     - 34 -
thereof,
directly or in the name or names of either persons, and may bid by allowing credit in the bid amount against sums due and owing under the Note or hereunder.

     11. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by U.S. first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed tot he party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such party may designate upon not less than ten (10) days' advance written notice to the other party:

     If to Pledgor:     _____________________________
                        _____________________________
                        _____________________________
                        (_____)______________________

     With a copy to:    Wendel, Rosen, Black & Dean
                        P.O. Box 2047
                        Oakland, CA 94604-2047
                        (510) 834-1928 (facsimile)
                        Attn:  Richard P. Waxman

     If to Secured Party: Balboa Investment Group, L.P.
                          1101 East Balboa Blvd.
                          Newport Beach, CA 92661-1313
                          (___)______________ (facsimile)
                          Attn:  Kenneth W. Pavia, Sr., General
Partner

     With a copy to:      Latham & Watkins
                          505 Montgomery Street, Suite 1900
                          San Francisco, CA 94111-2562
                          (415)______________ (facsimile)
                          Attn:  Scott R. Haber

     12. CALIFORNIA LAW. This Agreement shall be deemed to be a contract made and entered into under and pursuant to the law of the State of California, and shall be a California contract, and shall be construed and enforced in accordance with the laws of the State of California.

     13. WAIVER OF LAW. Except as otherwise expressly specified in this
Agreement, all of the provisions of law providing for the retention of pledged property and prescribing the conditions, demands, and notice of mailing are to the extent permissible hereby expressly waived by Pledgor.

     14. NONWAIVER. Should Escrow Holder postpone any action to be taken hereunder, or accept a payment on a date beyond the due date of the Note, such

                                     - 35 -
action shall not constitute a waiver of any of the rights of the Secured Party hereunder or under the Note.

     15. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, and each of them, and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns.

     16. AMENDMENT. This Agreement shall not be amendable except by a written agreement of amendment executed by each of the parties hereto.

     17. ATTORNEYS' FEES. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys' fees, shall be paid by the nonprevailing party.

     18. RELEASE OF ESCROW HOLDER. Pledgor and Secured Party hereby release
Escrow Holder from any liability arising from Escrow Holder's performance hereunder, except liability for acts of gross negligence or willful misconduct.
Specifically, Escrow Holder shall not be liable for failure of any of the conditions of the pledge or for failure to ascertain the terms or conditions, or comply with, any of the provisions of any agreement or other document referred to in this Agreement nor shall the Escrow Holder be liable for the wrongful assertion by either Pledgor or Secured Party of its rights and/or remedies hereunder. Escrow Holder shall not be liable for forgeries or impersonations.
Should any controversy arise between the parties hereto, or with any third person, Escrow Holder shall not be required to determine the same or take any action, but may await the settlement of such controversy by appropriate legal proceedings. Pledgor and Secured Party and each of them, hereby agree to and shall indemnify, protect, defend and hold harmless the Escrow Holder and its partners, agents, employees, directors, officers, and principals from all liabilities, obligations, losses, damages, actions, suits, costs and expenses
(including, without limitation, attorneys' fees) of whatever kind or nature imposed on, incurred by, or asserted against the Escrow Holder which are in any

                                     - 36 -
way related to or arise out of the execution and delivery of this Agreement and any action taken hereunder by Escrow Holder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

"PLEDGOR"                                 "SECURED PARTY"

BIG O DEALERS, L.P., a California limited  BALBOA INVESTMENT
GROUP, L.P., a
partnership                                California limited
partnership

By: BIG O TIRE DEALERS OF
    AMERICA, a Californa nonprofit         By:
________________________
    mutual benefit corporation, general           Kenneth W.
Pavia, Sr.
    partner                                Its General Partner

    By______________________________
         Wesley Stephenson
    Its President

"ESCROW HOLDER"

______________________________________


By____________________________________

Name__________________________________

Its_____________________________________

                             EXHIBIT A

             STOCK ASSIGNMENT SEPARATE FROM CERTIFICATES


     FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers
unto __________________________________________,
_______________________________________ shares of the common stock of BOTI
Holdings, Inc., a Nevada corporation ("Holding Company"),
standing in the name
of Big O Dealers, L.P., a California limited partnership, on the books of
Holding Company, represented by Certificate No. _________
herewith and
irrevocably constitutes and appoints
____________________________________
attorney to transfer the said stock of the books of Holding Company with full power of substitution.


Dated: ____________, 1995     BIG O DEALERS, L.P., a California
limited

                                     - 37 -
                              partnership


                              By:  BIG O TIRE DEALERS OF AMERICA,
a
                                   California nonprofit mutual
benefit
                                   corporation, general partner



By____________________________________
                                    Wesley Stephenson
                              Its President

THE SECURITY OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF
1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT
BE SOLD,
TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN
EFFECTIVE REGISTRATION
STATEMENT UNDER THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS
OR AN OPINION
OF COUNSEL ACCEPTABLE TO [1], A CALIFORNIA LIMITED PARTNERSHIP,
THAT SUCH
REGISTRATION IS NOT REQUIRED.

                             PROMISSORY NOTE

$_____________
____________, 1995


     FOR VALUE RECEIVED, the undersigned, BIG O DEALERS, L.P., a California limited partnership (the "Maker"), hereby promises to pay to the order of BALBOA
INVESTMENT GROUP, L.P., a California limited partnership (together with any successors or assigns, the "Payee"), at the time and in the manner hereinafter provided, the principal sum of ___________________________________ ($_______),
together with interest computed thereon at the rate hereinafter provided. All amounts due and payable hereunder shall be paid in immediately available funds of the United States.

     The outstanding principal amount of this Note shall bear interest from the date hereof until the due date at the rate of ______ percent (__%) per annum, and shall be payable in seventy-two (72) equal monthly installments of principal and interest ___________________ ___________________ Dollars
($_________) on the
first day of each month commencing _____________, 199___, and continuing through
______________, 20__. An amortization schedule is attached hereto as SCHEDULE 1 and incorporated herein by this reference.

                                     - 38 -
     All payments shall be payable to Payee at 1101 East Balboa
Blvd., Newport
Beach, California 92661-1313, or at such other place as Payee may designate from time to time in writing to Maker. All payments shall be first applied to the payment of interest due, then to the payment of any other sums payable hereunder and finally to the principal amount then remaining unpaid. This Note may be prepaid in whole or in part from time to time, without premium or penalty.

     If any payment due hereunder is not received by Payee on or before the tenth (10th) day after such payment is due, the late payment shall be subject to a six percent (6%) penalty. Maker shall be deemed in default hereunder in the event (i) any payment due hereunder is not received by Payee on or before the fifteenth (15th) day after such payment is due, or (ii) Maker shall fail to perform any term, covenant or agreement Maker is obligated to perform or observe contained in this Note or the Security Agreement defined below. If an event of default is not cured within ten (10) days following written notice from Payee, then all sums (including, without limitation, principal, interest and penalties) then due and payable shall, at the option of Payee, become immediately due and payable.

     Payment of the principal of and accrued interest on this Note shall be secured by a security interest in and pledge of _____ shares of common stock of
BOTI Holdings, Inc., a Nevada corporation, pursuant to that certain Security and
Pledge Agreement of even date herewith, by and between the Maker and Payee (the
"Security Agreement").

     In the event of default hereunder and placement of this Note in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the
Maker agrees to pay in addition to all sums then due hereon, including principal and interest, all expenses of collection, including, without limitation, reasonable attorneys' fees.

     The Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intention to accelerate, notice of

                                     - 39 -
acceleration, any other
notice and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for the holder hereof, in order to enforce payment of this Note, to first institute or exhaust such holder's remedies against the Maker or any other party liable therefor or against any security for this Note. No delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude further exercise of that power or right.

     All agreements between the Maker and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the funds advanced pursuant to this Note, or otherwise, or for the payment of performance of any covenant or obligation contained herein or in any other document or instrument evidencing, securing or pertaining to this Note exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision hereof or any other document or instrument described by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder hereof shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of the Maker to the holder hereof, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to the Maker. All sums paid, or agreed to be paid, by the Maker for the use, forbearance or detention of the indebtedness of the Maker to the

                                     - 40 -
holder of this
Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the
Maker and the holder hereof.

     This Note shall be governed by and construed in accordance with the laws of the State of California, and shall be deemed to have been executed and delivered in the State of California.

     All references to the Maker herein shall, and shall be deemed to, include its successors and assigns, and all covenants, stipulations, promises and agreements contained herein by or on behalf of the Maker shall be binding upon its successors and assigns, whether so expressed or not.

     IN WITNESS WHEREOF, this Note has been duly executed and delivered by Maker as of the date first above written.

                               "Maker"

                                BIG O TIRE DEALERS, L.P., a
                                California limited partnership

                                By:   BIG O TIRE DEALERS OF
                                      AMERICA, a California
nonprofit
                                      mutual benefit corporation,
general
                                      partner



By___________________________


Name_________________________


Its___________________________




                                     - 41 -